EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BOSTON LIFE SCIENCES RECEIVES FDA RESPONSE ON

SPECIAL PROTOCOL ASSESSMENT FOR ALTROPANE®

September 12, 2003 Boston, MA — Boston Life Sciences, Inc. (NASDAQ: BLSI) provided an update at its quarterly conference call on its continuing discussions with the U.S. Food and Drug Administration (FDA) relating to the Agency’s response to BLSI’s request for a Special Protocol Assessment (SPA). The Company filed the SPA in connection with its plan to conduct an additional Phase III trial for its radioimaging agent, ALTROPANE®, as an aid in the diagnosis of Parkinsonian syndromes. The Company’s decision to submit an SPA request, announced on June 16, 2003, followed communications with the FDA concerning additional clinical testing and information necessary for marketing clearance of ALTROPANE.

In a recently received response letter to the SPA, the Agency offered recommendations to BLSI pertaining to the design of the clinical protocol, including alternatives for inclusion criteria for the clinical indication sought by BLSI, and guidance concerning the primary and secondary endpoints proposed in the statistical plan. The FDA also provided advice on further clarification of the SPECT imaging criteria. The Company has reviewed these recommendations and is continuing discussions with FDA to reach an agreement on the final protocol design.

Dr. Robert J. Rosenthal, President and CEO, stated, “FDA has performed a timely and thorough review of our request for a Special Protocol Assessment. The design of an investigational protocol is the most critical element ensuring that clinical data support the intended use of the product. It is not unusual for FDA to comment and make recommendations on the design of investigational protocols. We are continuing discussions with the Agency to ensure a successful clinical investigation.”

Boston Life Sciences, Inc. (BLSI) is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic solutions for central nervous system diseases (CNS) and cancer. BLSI’s products in development include: ALTROPANE® and FLUORATEC™ radioimaging agents for the diagnosis of PD and ADHD; Inosine and AF-1, nerve growth factors for the treatment of acute and chronic CNS disorders; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; and novel therapies for the treatment of PD and ADHD.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as operating results and financial position, the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company’s products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the level of operating expenses incurred, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company’s products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

For further information, please contact:

CORPORATE

JOSEPH HERNON

CHIEF FINANCIAL OFFICER

BOSTON LIFE SCIENCES, INC.

617.425.0200

EMAIL:

JHERNON@BOSTONLIFESCIENCES.COM